ACCOUNTING SERVICES AGREEMENT
                         -----------------------------


     THIS AGREEMENT is made and entered into this 19 day of June, 2001 by and between FRONTIER FUNDS INC., a registered management investment company (the "Fund"), and Mutual Shareholder Services LLC ("MSS").an Ohio corporation.

                                   RECITALS:
                                   --------

     A. The Fund is a diversified, open-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     B. MSS is a corporation experienced in providing accounting services to mutual funds and possesses facilities sufficient to provide such services; and

     C. The Fund desires to avail itself of the experience, assistance and facilities of MSS and to have MSS perform the Fund certain services appropriate to the operations of the Fund, and MSS is willing to furnish such services in accordance with the terms hereinafter set forth.

                                  AGREEMENTS:
                                  ----------

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

     1.   DUTIES OF MSS.

     MSS will provide the Fund with the necessary office space, communication facilities and personnel to perform the following services for the Fund:

          (a) Timely calculate and transmit to NASDAQ the daily net asset value of each class of shares of each portfolio of the Fund, and communicate such value to the Fund and its transfer agent;

          (b) Maintain and keep current all books and records of the Fund as required by Rule 31a-1 under the 1940 Act, as such rule or any successor rule may be amended from time to time ("Rule 31a-1"), that are applicable to the fulfillment of MSS's duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Fund and MSS. Without limiting the generality of the foregoing, MSS will prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents:

          o    Cash receipts journal
          o    Cash disbursements journal
          o    Dividend record
          o    Purchase and sales - portfolio securities journals
          o    Subscription and redemption journals
          o    Security ledgers
          o    Broker ledger
          o    General ledger
          o    Daily expense accruals
          o    Daily income accruals
          o    Securities and monies borrowed or loaned and collateral therefore
          o    Foreign currency journals
          o    Trial balances

          (c) Provide the Fund and its investment adviser with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time.

          (d) Provide all raw data available from its fund accounting system for the preparation by the Fund or its investment advisor of the following:

           1.  Semi-annual financial statements;
           2.  Semi-annual form N-SAR;
           3.  Annual tax returns;
           4.  Financial data necessary to update form N-1A;
           5.  Annual proxy statement.

          (e) Provide facilities to accommodate annual audit and any audits or examinations conducted by the Securities and Exchange Commission or any other governmental or quasi-governmental entities with jurisdiction.

MSS shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

     2.   FEES AND EXPENSES.

          (a) In consideration of the services to be performed by MSS pursuant to this Agreement, the Fund agrees to pay MSS the fees set forth in the fee schedule attached hereto as Exhibit A.

          (b) In addition to the fees paid under paragraph (a) above, the Fund agrees to reimburse MSS for out-of-pocket expenses or advances incurred by MSS in connection with the performance of its obligations under this Agreement. In addition, any other expenses incurred by MSS at the request or with the consent of the Fund will be reimbursed by the Fund.

          (c) The Fund agrees to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice.

     3.   LIMITATION OF LIABILITY OF MSS.

          (a) MSS shall be held to the exercise of reasonable care in carrying out the provisions of the Agreement, but shall not be liable to the Fund for any action taken or omitted by it in good faith without gross negligence, bad faith, willful misconduct or reckless disregard of its duties hereunder. It shall be entitled to rely upon and may act upon the accounting records and reports generated by the Fund, advice of the Fund, or of counsel for the Fund and upon statements of the Fund's independent accountants, and shall not be liable for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of MSS, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without gross negligence, bad faith, willful misconduct or reckless disregard of its duties.

          (b) Nothing herein contained shall be construed to protect MSS against any liability to the Fund to which MSS shall otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the performance of its duties to the Fund, reckless disregard of its obligations and duties under this Agreement or the willful violation of any applicable law.

          (c) Except as may otherwise be provided by applicable law, neither MSS nor its stockholders, officers, directors, employees or agents shall be subject to, and the Fund shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of information furnished to MSS by the Fund or its authorized agents.

     4.   REPORTS.

          (a) The Fund shall provide to MSS on a quarterly basis a report of a duly authorized officer of the Fund representing that all information furnished to MSS during the preceding quarter was true, complete and correct in all material respects. MSS shall not be responsible for the accuracy of any information furnished to it by the Fund or its authorized agents, and the Fund shall hold MSS harmless in regard to any liability incurred by reason of the inaccuracy of such information.

          (b) Whenever, in the course of performing its duties under this Agreement, MSS determines, on the basis of information supplied to MSS by the Fund or its authorized agents, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, MSS shall promptly notify the Fund and its counsel of such violation.

     5.   ACTIVITIES OF MSS.

     The services of MSS under this Agreement are not to be deemed exclusive, and MSS shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

     6.   ACCOUNTS AND RECORDS.

     The accounts and records maintained by MSS shall be the property of the Fund, and shall be surrendered to the Fund promptly upon request by the Fund in the form in which such accounts and records have been maintained or preserved. MSS agrees to maintain a back-up set of accounts and records of the Fund (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original accounts and records are stored. MSS shall assist the Fund's independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund's accounts and records. MSS shall preserve the accounts and records as they are required to be maintained and preserved by Rule 31a-1.

     7.   CONFIDENTIALITY.

     MSS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all other information germane thereto, as confidential and not to be disclosed to any person except as may be authorized by the Fund.

     8.   TERM OF AGREEMENT.

          (a) This Agreement shall become effective as of the date hereof and shall remain in force for a period of three years; provided, however, that each party to this Agreement have the option to terminate the Agreement, without penalty, upon 90 days prior written notice.

          (b) Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movements of records and material will be borne by the Fund. Additionally, MSS reserves the right to charge for any other reasonable expenses associated with such termination.

     9.   MISCELLANEOUS.

          (a) Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

          (b) The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Ohio as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

          (c) This Agreement may be amended by the parties hereto only if such amendment is in writing and signed by both parties.

          (d) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

          (e) All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

     To the Fund:                            To MSS:

     Frontiee Funds Inc.                     Mutual Shareholder Services
     101 W. Wisconsin Ave.                   8869 Brecksville Rd, Suite C
     Pewaukee, WI 53072                      Brecksville, OH 44141-1921

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Frontier Funds Inc.                     Mutual Shareholder Services, LLC.

By: /s/ James R. Fay                    By: /s/ Gregory B. Getts
   -------------------------------         -------------------------------
     James R. Fay                            Gregory B. Getts, Ph.D

Its: President                          Its: President

                                   SCHEDULE A
                                   ----------

ACCOUNTING FEES
If average value of fund is
between the following                   Yearly Fee                Monthly Fee
---------------------                   ----------                -----------
           -        25,000,000             21,000                       1,750
  25,000,000        50,000,000             30,500                       2,542
  50,000,000        75,000,000             36,250                       3,021
  75,000,000       100,000,000             42,000                       3,500
 100,000,000       125,000,000             47,750                       3,979
 125,000,000       150,000,000             53,500                       4,458
 150,000,000  -                            59,250                       4,938

SHAREHOLDER SERVICING FEES
--------------------------
    11.50 annual fee per shareholder with a min of $775.00 charge per month


BLUE SKY SERVICING FEES
-----------------------
   100.00  per state per filing

CALCULATED MONTHLY CHARGES FOR A FUND
-------------------------------------

                                                  Value     Approx. Monthly Fee
Approximate Fund Size:                          350,000                   1,750
No of Shareholders:                                 150                     775
Blue Sky States                                       -                       -
                                                                        -------
                                                                          2,525
                                  Less 60% discount*<F2>                  1,515
                                                                        -------
                               Discounted fee                             1,010

                        Total Annual Fee for the  Fund:                 $12,120
                                                                        -------

*<F2>  Discount calculated as follows:

      Discount                   Net assets of Fund
           60%                   -          500,000
           50%             500,000        1,000,000
           45%           1,000,000        2,000,000
           40%           2,000,000        3,000,000
           35%           3,000,000        4,000,000
           30%           4,000,000        5,000,000
           25%           5,000,000        6,000,000
           20%           6,000,000        7,000,000
           15%           7,000,000        8,000,000
           10%           8,000,000        9,000,000
            5%           9,000,000       10,000,000
            0%          10,000,000       11,000,000
                        11,000,000          -